                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 NOVELL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                  NOVELL, INC.
                           1555 NORTH TECHNOLOGY WAY
                                 OREM, UT 84057
                               February 16, 1996


Dear Shareholder:

  You are cordially invited to attend the Company's 1996 Annual Meeting on Wednesday, April 10, 1996.

  At the meeting your management will review actions taken during 1995 to reaffirm and deepen its commitment to network software, including the sale of our UnixWare product line and personal productivity applications product line. We believe the actions taken in fiscal 1995 and early 1996 have sharpened our focus to drive market growth in an increasingly network-centered world.

  The meeting will begin promptly at 2:00 p.m., local time, in the Auditorium at our Corporate Headquarters, 1555 North Technology Way, Orem, Utah. Please note a map has been provided for your convenience.

  The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

  The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so. Please complete, sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

  Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

                                          Sincerely,

                                          /s/ Robert J. Frankenberg
                                          Robert J. Frankenberg
                                          Chairman, President and
                                          Chief Executive Officer

                                  NOVELL, INC.
                           1555 NORTH TECHNOLOGY WAY
                                 OREM, UT 84057

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 10, 1996

TO THE SHAREHOLDERS OF NOVELL, INC.:

  Notice is hereby given that the Annual Meeting of Shareholders of NOVELL, INC. will be held at the Novell Corporate Headquarters located at 1555 North Technology Way, Orem, Utah 84057, on Wednesday, April 10, 1996, at 2:00 p.m., local time, for the following purposes:

    1. To elect eight directors;

    2. To approve and ratify the adoption of amendments to the Novell, Inc. Stock Option Plan for Non-Employee Directors, including an increase in the shares reserved for issuance thereunder from 800,000 to 1,500,000 shares; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on February 12, 1996, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


                                          By Order of the Board of Directors,

                                          /s/ David R. Bradford
                                          Senior Vice President, General
                                           Counsel
                                          and Corporate Secretary

February 16, 1996


--------------------------------------------------------------------------------
 YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE
 AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH
 REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                                       OF

                                  NOVELL, INC.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of Novell, Inc., a Delaware corporation ("Novell" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Novell Corporate Headquarters located at 1555 North Technology Way, Orem, Utah 84057, on Wednesday, April 10, 1996, at 2:00 p.m., local time, and any adjournment thereof. The Company's telephone number is (801) 222-6000. These proxy materials are being mailed on or about February 16, 1996, to all shareholders of record as of February 12, 1996, of the Company's Common Stock. At the Annual Meeting, the Company's shareholders will be asked to elect eight directors, to approve and ratify the adoption of amendments to the Novell, Inc. Stock Option Plan for Non-Employee Directors (the "Director Plan") and to vote on such other matters as may properly come before the Annual Meeting.

PERSONS MAKING THE SOLICITATION

  All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telegraph, telefax or telex, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. Additionally, the Company has elected to retain the services of Corporate Investor Communications, Inc. for the purposes of broker nominee search, distribution of proxy materials to banks, brokers, nominees and intermediaries and soliciting in order to obtain voted proxies for the Annual Meeting at an estimated cost of $6,500, plus out-of-pocket expenses.

RECORD DATE AND SHARES OUTSTANDING

  Shareholders of record, at the close of business on February 12, 1996 (the "Record Date"), of the Company's Common Stock, par value $.10 per share ("Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, 365,773,278 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of Common Stock entitles the holder thereof to one vote. As of the Record Date, the closing price of the Common Stock on the NASDAQ National Market was $13.625 per share.

REVOCABILITY OF PROXY

  A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the approval and ratification of the adoption of amendments to the Novell, Inc. Stock Option Plan for Non-Employee Directors and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of January 31, 1996, information relating to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                            COMMON STOCK(1)
                                                         ----------------------
                                                                    PERCENT OF
                                                         NUMBER OF  OUTSTANDING
                                                           SHARES     SHARES
                                                         ---------- -----------
      Raymond J. Noorda(2).............................. 25,883,644    7.08%
       12950 Saratoga Avenue
       Suite B
       Saratoga, CA 95070
      Robert J. Frankenberg.............................    189,085       *
      Alan C. Ashton, Ph.D.(3).......................... 16,132,786    4.41
      Elaine R. Bond....................................     77,000       *
      Hans-Werner Hector................................          0       *
      Jack L. Messman(4)................................    709,000       *
      Larry W. Sonsini..................................     46,600       *
      Ian R. Wilson(5)..................................    104,000       *
      John A. Young.....................................     24,000       *
      Joseph A. Marengi.................................    114,840       *
      Mary M. Burnside..................................    187,959       *
      James R. Tolonen(6)...............................    226,907       *
      Richard W. King...................................    114,908       *
      All directors and executive officers as a group
       (17 persons)..................................... 18,302,491    4.99

--------
 *less than one percent

(1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them. As to each person or group named in the table, the table includes the following shares issuable upon exercise of options that are exercisable within 60 days from January 31, 1996: Mr. Frankenberg 150,000, Ms. Bond 72,000, Mr. Messman 112,000, Mr.
    Sonsini 40,000, Mr. Wilson 96,000, Mr. Young 24,000, Mr. Marengi 96,600, Ms. Burnside 160,000, Mr. Tolonen 117,000, Mr. King 80,500, all directors and executive officers as a group 1,267,661.

(2) Of such shares, (i) 15,533,144 are held by a trust (of which Mr. Noorda is a co-trustee) for the benefit of members of Mr. Noorda's immediate family and (ii) 10,350,500 shares are held by Dialogic Systems Corporation, a corporation in which Mr. Noorda holds 100% of the stock.

(3) Of such shares, (i) 5,316,890 are held in a trust (of which Dr. Ashton is co-trustee and his wife is beneficial owner), (ii) 244,380 are held in custodianship for benefit of his minor children, as to which he disclaims beneficial ownership, and (iii) 235,504 are held by his adult children living at home, as to which shares he disclaims beneficial ownership.

(4) Includes 37,000 shares held by Mr. Messman as custodian for his minor children.

(5) Mr. Wilson holds 8,000 shares as trustee for his Defined Benefit Pension
    Plan.

(6) Includes 8,472 shares held by Mr. Tolonen's adult child living at home, as to which he disclaims beneficial ownership.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  A Board of eight directors is to be elected at the Annual Meeting. Unless otherwise indicated by the shareholder on the Proxy Card, the persons named in the Proxy Card as proxies for this meeting will vote in favor of each of the following nominees as directors of the Company. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders of the Company, and until their successors are duly elected and qualified, except in the event of their earlier death, resignation or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.


        NAME                       PRINCIPAL OCCUPATION            DIRECTOR SINCE AGE
        ----                       --------------------            -------------- ---
 Robert J. Frankenberg    Chairman of the Board, President and
                           Chief Executive Officer of the
                           Company(1)...........................       1994       48

 Alan C. Ashton           Retired, Co-founder of former
                           WordPerfect Corporation(2)...........       1994       53

 Elaine R. Bond           Retired Chase Fellow/Senior Consultant
                           of The Chase Manhattan Bank, N.A.(3).       1993       60

 Hans-Werner Hector       Co-founder, Member Advisory Board of
                            SAP AG, Germany(4)...................      1995       56

 Jack L. Messman          President and Chief Executive Officer
                           of Union Pacific Resources Group,
                           Inc.(5)..............................       1985       55

 Larry W. Sonsini         Member of the law firm of Wilson,
                           Sonsini, Goodrich & Rosati,
                           Professional Corporation(6)..........       1988       54

 Ian R. Wilson            Managing Partner of Dartford
                           Partnership(7).......................       1989       66

 John A. Young            Retired President and Chief Executive
                           Officer of Hewlett-Packard
                           Company(8)...........................       1995       63

--------
(1) Robert J. Frankenberg

  Chief Executive Officer, President and a Director of the Company since April 1994 and Chairman of the Board of Directors since August 1994. Mr. Frankenberg served as Vice President/General Manager, Personal Information Products Group of Hewlett-Packard Company (an international computation and measurement company) from April 1991 to April 1994. Mr. Frankenberg previously served as Vice President/General Manager, Information Networks and Cooperative Computing Groups of Hewlett-Packard Company from November 1989 to April 1991. Mr. Frankenberg is also a director of Electroglas, Inc. and America Online.

(2) Alan C. Ashton, Ph.D.

  Co-founder of former WordPerfect Corporation (a software applications company) acquired by Novell on June 24, 1994. Dr. Ashton served as Co-Chairman of the WordPerfect Board of Directors from January 1, 1994 until June 24, 1994. Dr. Ashton served as President and Chief Executive Officer of WordPerfect Corporation from January 1, 1993 until December 31, 1993. Dr. Ashton also served as executive officer and a director of WordPerfect Corporation and certain of its subsidiaries for more than five years.

(3) Elaine R. Bond

  Ms. Bond retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank (a New York based Money Center Bank), a position held since December 1991. Ms. Bond previously served as Senior Vice President and Senior Technology Officer for Chase Manhattan Bank from 1981 to December 1991. Ms. Bond is also a director of Washington National Corporation.

(4) Hans-Werner Hector

    Co-founder of SAP AG, Germany (an international provider of general purpose software). Member of Advisory Board of SAP AG since June 1995. Mr. Hector also served as Chief Executive Officer, President and Vice Chairman for SAP America, Inc., a fully owned subsidiary of SAP AG, from February 1992 to January 1995. Mr. Hector was also a Member of the Board of Directors of SAP AG from 1972 to June 1995.

(5) Jack L. Messman

    President and Chief Executive Officer of Union Pacific Resources Group, Inc. (an oil company) since March 1991. Mr. Messman previously served as Chairman and Chief Executive Officer of U.S.P.C.I., Inc. (a hazardous waste disposal company) from 1988 to March 1991. Mr. Messman is also a director of Cambridge Technology Partners, Inc., Tandy Corporation, Safeguard Scientific, Inc., CTP, Inc., U.S. Data, Inc., Union Pacific Resources Group, Inc. and Union Pacific Corporation.

(6) Larry W. Sonsini

    A Member of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation (a law firm) for more than the last five years. Mr. Sonsini is also a director of Lattice Semiconductor Corporation, Pixar and Silicon Valley Group.

(7) Ian R. Wilson

    Managing partner of Dartford Partnership (a holding company) since August 1994. Mr. Wilson served as Chairman of the Board, Chief Executive Officer and President of Windmill Holdings Corp., (a milling and baking company) from February 1989 until January 1995. Mr. Wilson is a director of New Age Beverages Investments Limited, Golden State Foods, Corp., CAMAC Holdings, Inc., Windy Hills Pet Food Company and Van de Kamp's, Inc.

(8) John A. Young

    Mr. Young retired in 1992 from his position as Chief Executive Officer of Hewlett-Packard Company, (an international computation and measurement company), a position he held for fifteen years. He has had a long association with competitiveness issues having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Competitiveness in 1986. Mr. Young is also a director of Wells Fargo & Co., Chevron Corp., SmithKline Beecham plc, Shaman Pharmaceuticals, Inc., Affymetrix, Abiotic Systems and General Magic, and is a member of The Business Council. He also is chairman of the board of Smart Valley, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held seven regular scheduled meetings, including a two-day retreat meeting, and two telephone conference call meetings during the fiscal year ended October 28, 1995.

  The Board of Directors has three committees. The Audit Committee is comprised of Directors Messman as chairman, Bond and Young. The Compensation Committee is comprised of Directors Young as chairman, Bond and Messman. The Corporate Governance Committee is comprised of Directors Wilson as chairman, Ashton and Sonsini. There is no Nominating Committee, but the Corporate Governance Committee performs the function of a nominating committee.

  The Audit Committee met four times during fiscal 1995. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent auditors and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent auditors, the scope of the audit, accounting controls, practices and policies, and the relationship between the Company and its independent auditors, including the availability of Company records, information and personnel.

  The Compensation Committee of the Board of Directors met four times during fiscal 1995. The Compensation Committee establishes the Company's compensation philosophy, determines CEO and other executive compensation, and administers the Company Incentive Plan and the Employee Stock Plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

  The Corporate Governance Committee of the Board of Directors met once during fiscal 1995 when it was formed on August 16, 1995. The responsibilities of the Corporate Governance Committee include establishing qualifications to serve on the Board and Committees of the Board, identification of nominees for Board membership, review procedures for CEO succession and Board retirement policies, analyzing and establishing Board compensation, and establishing general guidelines for the operation of the Board of Directors. The Corporate Governance Committee accepts nominations for Board membership, which nominations will be reviewed in accordance with the procedures established for reviewing such nominations by the Committee. Any such nomination should be submitted to the Secretary of the Corporation.

  During the last fiscal year, all directors attended at least 75% of the meetings of the Board and Committees of which they were members.

VOTE REQUIRED AND RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF NOMINEES SET FORTH ABOVE.

  The eight nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Broker non-votes will also be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Shareholders do not have the right to cumulate their votes in the election of directors.

                                  PROPOSAL TWO

                 AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

PROPOSED AMENDMENTS

  On January 12, 1996, the Board of Directors of the Company approved several amendments to the Novell, Inc. Stock Option Plan for Non-Employee Directors, including an increase in the shares reserved for issuance under the Director Plan from 800,000 to 1,500,000 shares. At the 1996 Annual Meeting the shareholders are being asked to ratify and approve such amendments to the Director Plan. The Board of Directors believes that the adoption of the amendments to the Director Plan will promote the interests of the Company and its shareholders by attracting and retaining highly-qualified outside Directors. In addition, the Board believes the adoption of the amendments will help align Director interest with other shareholders. The principal changes in the Director Plan that the shareholders are being asked to approve at the 1996 Annual Meeting may be summarized as set forth below.

DESCRIPTION OF DIRECTOR PLAN, AS AMENDED

  The Director Plan was originally adopted by the Board of Directors and approved by shareholders in March 1989 and amended in 1992. The Director Plan initially provided for the issuance of options to purchase up to 800,000 shares (as adjusted to reflect the two-for-one stock splits of 1990, 1991 and 1992) of Common Stock.

  On January 12, 1996, the Board of Directors of the Company approved the following proposed amendments to the Director Plan. The following summary is qualified in its entirety by the specific language of the actual Director Plan, as amended. A copy of the amended Director Plan is attached as Exhibit A to this proxy statement.

  The Director Plan provides the automatic grant of Non-Qualified Stock Options (the "NQSOs"), which do not qualify for incentive stock option treatment under the Internal Revenue Code of 1986, as amended (the "Code"), to Non-Employee Directors of the Company. As of the date of this Proxy, there are seven Non-Employee Directors, all of whom are eligible to participate in the Director Plan.

  CHANGE IN INITIAL GRANT--Under the Director Plan, as amended, each person who becomes an outside Director on or after April 10, 1996 shall be automatically granted an initial option to purchase 30,000 shares of Common Stock of the Company, subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or similar transaction (the "Initial Grant"). The grant date shall be the date the outside Director is first elected by shareholders or the date appointed by the Board to fill a vacancy. The Initial Grant shall have an exercise price equal to the fair market value on the date of grant and shall become exercisable at the rate of 25% on each succeeding grant anniversary date. Prior to this amendment, each outside Director was automatically granted an option to purchase 72,000 shares at the time first elected by the shareholders or the date appointed by the Board to fill a vacancy and such options vested over three years.

  NEW ANNUAL GRANT--At the time of election at each annual meeting of shareholders (commencing with this Annual Meeting), each outside Director (except as provided below) shall be granted an additional option to purchase 15,000 shares of Company Common Stock, subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or similar transaction (the "Annual Grant"). The grant date shall be the date of such annual meeting and said option shall have an exercise price equal to the fair market value on the date of grant and shall vest 50% per year on each succeeding grant anniversary date. Directors holding a prior initial grant of options to purchase 72,000 shares of Company Common Stock (the "Prior Options") shall be ineligible for an Annual Grant unless such Prior Options were granted at least two years previously. Directors holding an Initial Grant of options to purchase 30,000 shares shall not be eligible for an Annual Grant if said Initial Grant has been within the last nine months. Prior to this amendment, the Director Plan had no provision for an Annual Grant.

  ACCELERATION OF VESTING ON RETIREMENT--At a time of retirement, defined in the Director Plan as termination of service as a Director at or after age 70 (other than upon death or total and permanent disability), any unvested stock option granted under the Director Plan shall vest and said Director shall have one year from his or her retirement date in which to exercise the option. Prior to this amendment, the Director Plan had no such accelerated vesting provision.

  EXERCISE OF OPTION--The term of each option granted under the Director Plan is ten years from the date of the grant. Subject to the foregoing limitations, in the event of a termination of the status of an optionee as a Director, each option is exercisable to the extent such option was exercisable on the date of termination of such status, by the optionee until six months (30 days for Prior Options) after the termination of the optionee's status as a Director, except as a result of disability, retirement or death. If an optionee's status as Director of the Company is terminated as a result of a disability or death, an optionee (or his estate) may exercise any outstanding option under the Director Plan, to the extent such option was exercisable on the date of such event, within 12 months (three months for Prior Options) of the date of such termination.

  RESERVE INCREASE--The total number of shares of Common Stock available for issuance under the Director Plan has been increased from 800,000 to 1,500,000.

  EXTENSION OF TERM OF DIRECTOR PLAN--The Director Plan shall terminate on April 9, 2003. Prior to this amendment, the Director Plan was scheduled to terminate in 1999.

  Each Non-Employee Director option is evidenced by a written stock option agreement. The Director Plan has been structured to comply with the requirements for formula plans under Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

FEDERAL INCOME TAX CONSEQUENCES

  A Director-optionee will not recognize any taxable income at the time he or she is granted a NQSO. However, upon exercise of an option, an optionee will generally recognize ordinary income measured for tax purposes by the excess of the then fair market value of the shares over the exercise price. If a sale of shares acquired upon exercise of an option could subject the Director to suit under Section 16 of the Exchange Act, the date of recognition of such ordinary income may be deferred for up to six months unless the Director timely files an election with the Internal Revenue Service under Section 83(b) of the Code. The optionee's holding period for long-term capital gain purposes commences as of the date he or she recognizes ordinary income with respect to an option exercise. Upon resale of such shares by the optionee any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. Currently, tax on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

  The Company will be entitled to a tax deduction in the amount and at the time that the Director recognizes ordinary income with respect to shares acquired upon exercise of a NQSO.

PARTICIPATION IN THE DIRECTOR PLAN

  Participation in the Director Plan is automatic for all outside Directors of the Company meeting the eligibility requirements for grants. No grants have been made under the Director Plan since the amendments described above.

  As of December 31, 1995, options to purchase 624,000 shares have been granted, options to purchase 88,000 shares have been exercised, options to purchase 536,000 shares are currently outstanding and options to purchase 176,000 shares remain available for future grant.

  If the proposed amendments to the Director Plan are approved and the Company's proposed slate of directors is elected at the Annual Meeting, Directors Bond, Messman, Wilson and Sonsini will be granted an option to purchase 15,000 shares of Company Common Stock.

AMENDMENTS TO THE DIRECTOR PLAN

  The Board of Directors may at any time amend, alter, suspend or discontinue the Director Plan, but no such amendment, alteration, suspension or discontinuation shall impair the rights of any holder of a previously granted option without the consent of the optionee. In addition, the Company shall obtain shareholder approval of any amendment to the Director Plan to the extent necessary and desirable in order to maintain compliance with Rule 16b-3. The provisions of the Director Plan that set forth the formula for and terms of grants may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

VOTE REQUIRED AND BOARD RECOMMENDATION

  Ratification and approval of the amendments to the Director Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting in person or by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast"). Votes that are cast against the proposal are counted both for purposes of determining the presence or absence of a quorum for the transaction of business and for purposes of determining the total number of Votes Cast with respect to this proposal.

  While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of the amendment to the Director Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast on this proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered as Votes Cast and, accordingly, will not affect the outcome of voting on this proposal.

  The Board of Directors believes that the opportunity for directors to acquire shares pursuant to the Director Plan will be important to attract and retain qualified Directors essential to the success of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE DIRECTOR PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and the four most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 in 1995 (the "Named Officers").

                                                               LONG-TERM COMPENSATION
                                                               -----------------------
                                      ANNUAL
                                  COMPENSATION(1)                      AWARDS
                                  ---------------              -----------------------
                                                                            SECURITIES
                                                  OTHER ANNUAL  RESTRICTED  UNDERLYING  ALL OTHER
                                  SALARY   BONUS  COMPENSATION STOCK AWARDS  OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)   ($)(2)     ($)(3)       ($)(4)      (#)(5)      ($)(6)
---------------------------  ---- ------- ------- ------------ ------------ ---------- ------------
Robert J. Frankenberg(7).    1995 504,445 308,721       --           --          --       21,577
 Chief Executive Officer,    1994 288,462 225,000   321,141      612,288     600,000       1,731
 President and Chairman
 of the Board

Joseph A. Marengi........    1995 381,447 171,171       --           --          --       20,374
 Executive Vice President    1994 324,676 175,324       --       315,500      95,000       4,500
 Worldwide Sales             1993 178,400 171,660       --           --       40,000       4,497

Mary M. Burnside.........    1995 354,061 135,428       --           --          --       16,380
 Executive Vice President    1994 298,857 147,000       --       315,500      80,000       4,500
 and Chief Operating         1993 256,675  95,680       --           --       60,000       4,497
 Officer

James R. Tolonen.........    1995 360,600 137,929       --           --          --       16,317
 Executive Vice President    1994 295,509 147,000       --       315,500      80,000       4,500
 and Chief Financial         1993 238,014  88,320       --           --       60,000       4,497
 Officer

Richard W. King..........    1995 258,025  94,437       --           --          --       13,621
 Executive Vice President    1994 208,803  75,000       --       315,500      80,000       4,500
 NetWare Systems Group       1993 150,558  67,234       --           --       55,000       4,497

--------
(1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

(2) Cash bonuses for services rendered in fiscal years 1995, 1994 and 1993 have been listed in the year earned, but were actually paid in the following fiscal year. Bonuses were calculated based on the operating results of the Company and performance of the individuals. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

(3) Mr. Frankenberg received $190,500 to cover major expenses relating to the relocation of his primary residence from California to Utah. In addition, $110,196 was paid for the gross-up of taxes on the total related relocation expenses.

(4) Restricted stock awards are valued in the Summary Compensation Table at the Company's closing price on the date of grant less the purchase price of $0.10 per share. Mr. Frankenberg received a Restricted Stock Grant of
    36,500 shares on April 5, 1994. Such shares vest 50% per year on award anniversary date. As of 1995 fiscal year end, Mr. Frankenberg had 18,250 shares of unvested restricted stock with a value of $273,376. Named
    Officers Marengi, Burnside, Tolonen and King each received a restricted stock award of 20,000 shares on October 19, 1994. Such shares vest over a two-year period with 25% vested one year from award date and the remaining 75% vested two years from award date. As of 1995 fiscal year end, each Named Officer had 15,000 shares of unvested restricted stock with a value of $221,625. Officers have the right to vote such shares and to receive cash dividends thereon (if any) but any stock dividends bear the same vesting restrictions as the shares with respect to which they are issued.

(5) No stock options were granted to Named Officers during fiscal 1995. However, Mr. Frankenberg and each other Named Officer were granted 300,000 and 75,000 shares respectively, in December 1995 when their performance during fiscal 1995 was reviewed. The Novell option plans are administered by the Compensation Committee of the Board of Directors. The committee determines the eligibility of employees and consultants, the number of shares to be granted and the terms of such grants. In the event of a merger of the Company or the sale of substantially all of the assets of the Company, unvested options shall be assumed by the acquiring company. The Board of Directors has the right to accelerate unvested options if the acquiring company is unwilling to assume the options. In the event of a change in control except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall be fully exercisable and vested and shall be terminated in exchange for a net cash payment. The plans provide for various methods of payment upon exercise. The Company currently allows cash, cashier's check or cashless exercises.

(6) The stated amounts are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan.

(7) Mr. Frankenberg joined the Company as Chief Executive Officer and President in April 1994 and was appointed Chairman of the Board in August 1994.

DIRECTOR COMPENSATION

  Non-employee Directors of the Company receive an annual retainer of $20,000 plus a Board meeting fee of $1,200 for each Board meeting attended. Additionally, the directors are reimbursed for their expenses incurred in attending meetings of the Company's Board of Directors. Non-Employee Directors receive $1,000 additional compensation for committee meetings attended, the Committee chairman also receives an annual retainer of $2,500.

  All new non-employee directors currently receive an automatic stock option grant at fair market value under the Director Plan to purchase 72,000 shares of common stock. During fiscal 1995, Director Young received an option to purchase 72,000 shares of Company Common Stock with an exercise price of $18.50 per share. Subsequent to fiscal 1995, Director Hans-Werner Hector received an option to purchase 72,000 shares of Company Common Stock with an exercise price of $14.875 per share, when he was first appointed to the Board. Options vest over three years. Following ratification and approval of Proposal Two-- "Amendments to the Company's Stock Option Plan for Non-Employee Directors" at the Annual Meeting, each non-employee Director who joins the Board will automatically receive options to purchase 30,000 shares vesting over four years. Each current non-employee Director will receive an Annual Grant of options to purchase 15,000 shares vesting over two years. Upon change in control, an option will become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board. See also "Executive Compensation-- Stock Option Plan Non-Employee Directors" and Proposal Two, "Amendments to the Company's Stock Option Plan for Non-Employee Directors."

  Novell has a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company, which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

  On August 17, 1995, non-employee Directors Messman, Sonsini and Wilson received a cash-only stock appreciation right relating to 13,333 shares of the Company's Common Stock. Each right entitles the holder to a cash payment on April 12, 1998, in an amount equal to the excess, if any, of the fair market value per share of the Common Stock on that date over $20.9375, the closing price of the Common Stock on the Nasdaq National Market on August 17, 1995. The holder's right to receive the cash payments vests in three annual installments, based upon the holder's continued status as a director of the Company. Upon the holder's receipt of a cash payout of the right, the holder will recognize compensation income for federal income tax purposes equal to the amount actually received, and the Company will receive a corresponding deduction.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The number of options exercised and the value realized from any such exercise during fiscal 1995 and the number and value of options held at fiscal year end for the Named Officers are set forth in the following table.

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END(#)         AT FY-END(1)($)
                                                     ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON  VALUE REALIZED
NAME                     EXERCISE (#)     ($)(2)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -----------  -------------- ----------- ------------- ----------- -------------
Robert J. Frankenberg...        0               0      150,000      450,000            0          0

Joseph A. Marengi.......   10,200        $143,944       91,600      101,000            0          0

Mary M. Burnside........        0               0      147,500      112,500     $352,500          0

James R. Tolonen........        0               0      106,000      102,000     $235,000          0

Richard W. King.........   48,000        $691,875       71,500       95,500            0          0

--------
(1) Value of unexercised options is (i) the fair market value of the Company's Common Stock at fiscal 1995 year end ($14.875 per share) less the option exercise price per share of in-the-money options, times (ii) the number of shares subject to such options.

(2) Value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, times (ii) the number of shares exercised.

EMPLOYMENT CONTRACT, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  All Named Officers of Novell are currently under employment contracts.

  Novell entered into an employment agreement with Mr. Frankenberg on April 4, 1994. Pursuant to the agreement, Mr. Frankenberg (i) will receive a minimum annual base salary of $500,000 (such salary to be reviewed annually), (ii) will participate in the incentive bonus program and be eligible to earn an annual bonus of up to 80% of base salary based upon the accomplishment of certain performance goals, (iii) was granted an option to purchase 600,000 shares of Novell Common Stock on April 5, 1994 at an exercise price of $16.875 (the fair market value on such date), (iv) was awarded a restricted stock grant for 36,500 shares of Common Stock, (v) was provided with a relocation package to cover out-of-pocket expenses, grossed-up for the tax on such amounts, and (vi) was provided with an apartment in California.

  In the event of Mr. Frankenberg's involuntary termination other than for cause before April 4, 1996 or involuntary termination at any time within 12 months after a change in control other than for cause or constructive termination, he will receive a severance payment equal to two years of current base salary and two years of incentive bonus. In the event of involuntary termination other than for cause at any time after April 4, 1996, he shall be entitled to a severance payment equal to two years of current base salary.

  Upon a change of control prior to April 4, 1996, 50% of Mr. Frankenberg's unvested stock options and remaining unvested restricted stock shall become exercisable and vested. Upon involuntary termination other than for cause or constructive termination within 12 months after a change of control, all unvested stock options and restricted stock shall become exercisable and vested.

  In the event that any payments received by Mr. Frankenberg would be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount retained by Mr. Frankenberg would be equal to the net payments after income taxes, had the excise tax and resulting gross-up not been imposed.

  Novell entered into employment contracts with Named Officers Marengi, Burnside, Tolonen and King at fiscal 1994 year end. The term of the contracts is two years with an automatic renewal for 18 months, unless terminated by either party. Base salary is to be reviewed annually and is at least the amount set forth: Marengi, $333,333; Burnside, $350,000; Tolonen, $350,000; and King, $250,000. All Named Officers will participate in the incentive bonus program. Based upon the accomplishment of certain performance goals, Named Officers Marengi, Burnside, Tolonen and King are eligible to earn a bonus of 50%, 40%, 40%, and 40%, respectively, of their base salaries.

  As part of the employment agreement, each Named Officer was granted an option to purchase 80,000 shares of Common Stock with an exercise price equal to the fair market value of the Company's Common Stock. Such shares vest over four years with 25% vested one year from award date and thereafter 6.25% quarterly. Additionally, each Named Officer was awarded a Restricted Stock Grant with a purchase price of $0.10 per share and vesting of 25% one year from award date and the remaining 75% two years from award date.

  In the event of termination without cause or constructive termination after a change of control, Officer Marengi will receive 1.5 times his base annual salary and Officers Burnside, Tolonen and King will receive 1.4 times their respective base annual salaries. In addition, in such event, all Named Officers will receive accelerated vesting of an additional 12 months for unvested options. If said termination should occur within the second year of the restricted stock vesting, all remaining unvested restricted stock shares shall become immediately vested.

  If any payment or benefit to be received by the Named Officers upon a change in control would result in the payment being subject to excise tax (under
Section 4999 of the Code), the payment that the Named Officer would receive will either be (i) the full payment or (ii) such lesser amount that would not result in any portion of the payment being subject to excise tax, whichever results in the receipt by the Named Officer of the greatest amount of the payment (on an after-tax basis).

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Director Plan is administered by a committee of the Board of Directors. However, the time of grant, number of shares granted, exercise price and vesting schedule are established by the terms of the Director Plan and are not subject to the discretion of the committee or any person. Only non-employee directors may participate in the Director Plan.

  Under the Director Plan, all non-employee directors are automatically granted an option to purchase shares of the Company's Common Stock on the date of their initial election or appointment to the Board of Directors. For a more complete description of the terms of the Director Plan, see "Proposal Two--Amendment to the Company's Stock Option Plan for Non-Employee Directors."

  On October 28, 1995, fiscal 1995 year end, options to purchase 536,000 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $18.44 per share.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

MEMBERSHIP OF THE COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors: Mr. Young (Chairman), Ms. Bond and Mr. Messman. Mr. Wilson was a member of the Committee and served as the Committee's chairman until April 1995, at which time Mr. Young joined the Committee and was appointed chairman. From time to time, Mr. Frankenberg, Chief Executive Officer (the "CEO"), certain officers of the Company and outside consultants may attend meetings of the Committee. No officer of the Company is present during discussions or deliberations regarding his or her own compensation.

RESPONSIBILITIES OF THE COMMITTEE

  Acting on behalf of the Board of Directors, the Committee's responsibilities include the following:

  . Establishing the general Company compensation philosophy for all employees including the CEO and other executive officers.

  . Reviewing the performance of the CEO.

  . Determining compensation levels and stock grants for the CEO and other executive officers.

  . Administering the Company's Incentive Plan (the "Incentive Plan") by establishing Company performance objectives, approving target bonuses and actual bonus payments for the CEO and other executive officers.

  . Administering the Company's employee stock option and stock purchase plans ("Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

EXECUTIVE OFFICER COMPENSATION PROGRAM

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, 26% to 44% of the cash compensation of each executive officer is contingent upon Company and Business Unit performance and adjusted as appropriate for individual performance.

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys from a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. Most of the companies included in this group for the 1995 executive compensation analysis are also included in the NASDAQ Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on page 16.

  The Company's executive level positions, including the CEO's, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after the end of the fiscal year if the Company, the respective Business Unit and the executive officer achieve the performance objectives established for the year. Market practices with respect to stock option grants are also reviewed. Factors considered in determining actual incentive bonus for each executive officer include Company performance, Business Unit performance, individual performance, and the scope of executive officer's responsibility. The relative weight given to such factors varies between executive officers, based upon their respective responsibilities and capacity to affect Business Unit and Company performance.

  Grants under the Company's Stock Plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with the Company. Stock option grants are based upon performance. Stock options generally become exercisable over a four-year period at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are subject to a two-year vesting schedule where between 25% to 50% becomes vested one year from grant date and the remaining percentage two years from grant date.

1995 EXECUTIVE OFFICER COMPENSATION

  The Committee met in October 1994 to review current market data based on the increased size and complexity of the Company and increased span of responsibility levels for each executive officer and the CEO and to review and approve base pay, incentive pay and performance targets for 1995. Stock option grants were also awarded at this time. The committee also decided that executive officers should enter into employment contracts beginning in fiscal 1995 to assure continuity of management. (See "Executive Compensation-- Employment Contract, Termination of Employment and Change in Control Arrangements" for a discussion of the terms of these contracts.)

  The Committee met in August 1995 to review current comparable industry compensation and stock option information, and to review progress against Corporate, Business Unit and individual performance objectives.

  In December 1995, the Committee reviewed the Company, Business Unit and individual performance that had been accomplished for fiscal 1995, following the process and formula outlined in the Incentive Plan. The Incentive Plan has incentive pay elements payable based on both Business Unit and on total Company performance, modified by individual performance. Individual Business Units reflected a wide range of achievement against objectives. Individual performance evaluations of each executive officer for fiscal 1995 were made by the CEO and reviewed with the Committee. The Committee then reviewed and approved 1995 incentive payments, determined by applying a percentage to each executive officer's target bonus based upon actual total Company, Business Unit, and individual performance compared with objectives.

  Also in December 1995, the Committee reviewed the CEO's recommendations, responsibility levels and survey data outlined above for the purpose of determining base and target incentive compensation for fiscal 1996 for each executive officer (excluding the CEO). The CEO recommended the Company and the individual Business Unit performance targets for revenue, expenses, and operating profit for fiscal 1996. Individual performance targets were set after considering such factors as the specific organizational or Business Unit responsibilities of each executive officer. The Committee approved a base salary level to be effective January 7, 1996, a target incentive based on achievement of recommended targets for fiscal 1996, and a stock option grant for each Novell executive officer. The final 1996 target total cash compensation levels (base salary plus target cash incentives) for the Named Officers (other than the CEO) fall within the industry standards for comparable positions.

  The Committee also reviewed and approved the Novell Incentive Plan for fiscal 1996, including the Company and Business Unit revenue, earnings and operating profit objectives and individual performance targets to be used for incentive determination.

1995 CEO COMPENSATION

  Mr. Frankenberg's base salary and target incentive compensation, stock option grant, restricted stock grant and relocation package were determined when he joined the Company on April 4, 1994, after review of industry comparable compensation for CEO's, reference to Mr. Frankenberg's previous compensation package at Hewlett-Packard Company and negotiations with Mr. Frankenberg. Mr. Frankenberg's actual

1995 incentive compensation was determined using criteria described above for executive officers. Mr. Frankenberg did not receive a base salary increase for fiscal 1995.

  In December 1995, the Committee reviewed and approved a 1995 incentive award for Mr. Frankenberg derived by applying a percentage to the target bonus based on actual total Company, Business Unit and individual performance compared with objectives.

  Also in December 1995, the Committee reviewed Mr. Frankenberg's individual performance and comparable survey data, as outlined above, for the purpose of determining base compensation and target incentive compensation for fiscal 1996. The Committee also reviewed and approved Corporate performance targets for revenue, expenses and operating profit for 1996. Mr. Frankenberg's base salary is positioned comparable to industry standards for his position.

QUALIFYING COMPENSATION

  The Committee has considered the potential impact of Section 162(m) (the "Section") of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for an individual's compensation exceeding $1 million in any taxable year unless it is performance based within the meaning of the Section. Since the cash compensation of each of the Company's executive officers is below the $1 million threshold and since the Committee believes that any options granted under the Company's option plan will meet the requirement of being performance-based under the provisions of the Section, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws.

  Respectfully submitted,

    John A. Young, Chairman (since April 1995)
    Elaine R. Bond
    Jack L. Messman
    Ian R. Wilson (Until April 1995)

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG NOVELL, INC., S&P 500 AND NASDAQ C&DPS

                                [PASTE-UP GRAPH]

                                       BASE      INDEXED/CUMULATIVE RETURNS
                                      PERIOD ----------------------------------
         COMPANY/INDEX NAME            1990          1992   1993   1994   1995
         ------------------           ------  1991  ------ ------ ------ ------
Novell, Inc..........................  100   418.22 492.97 347.50 299.01 266.69
S&P 500 Composite....................  100   133.50 146.79 168.72 175.25 221.58
NASDAQ Computer & Data Processing
 Services............................  100   218.84 255.32 285.35 344.04 525.33

  The NASDAQ Computer & Data Processing Services Index is composed of all NASDAQ companies with an SIC Code of # 737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

PAST FIVE YEAR AVERAGE COMPOUNDED ANNUAL RETURN

   Novell, Inc........................................................... 21.67%
   S&P 500 Composite..................................................... 17.25%
   NASDAQ Computer & Data Processing Services............................ 39.34%

                              CERTAIN TRANSACTIONS

  Thanksgiving Point, a limited liability company substantially owned by Alan
C. Ashton, Ph.D., a director of the Company, provides grounds maintenance services to the Company. The contract for such services expires in October 1996. During fiscal 1995 the Company paid $533,000 to Thanksgiving Point for these services.

  In fiscal 1995, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 1996 for advice on legal matters.

  In April 1995, the Company provided Mr. Frankenberg with a loan of $122,400 to pay his tax withholding due to the vesting of his restricted stock shares. The loan was due in April 1997 and was secured by shares of the Company's Common Stock. In December of 1995, the loan was paid in full by Mr. Frankenberg.

                              INDEPENDENT AUDITORS

  The Board of Directors has approved a resolution retaining Ernst & Young LLP as its independent auditors for fiscal 1996. Ernst & Young LLP has audited the Company's financial statements since 1987. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                     SECTION 16(A) REPORTING DELINQUENCIES

  The Company believes that all Forms 3, 4 and 5 were filed on time during fiscal 1995.

                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to have included in the Company's proxy materials for the 1997 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (1555 North Technology Way, Orem, Utah 84057) no later than October 19, 1996 in order to be considered for possible inclusion in such proxy materials.

                             ADDITIONAL INFORMATION

  The Company's Annual Report to Shareholders for the fiscal year ended October 28, 1995, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

                                 OTHER MATTERS

  The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                                                                       EXHIBIT A

                                  NOVELL, INC.

                             STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS

                         (AS AMENDED JANUARY 12, 1996)

  1. Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining highly-qualified Outside Directors (as defined herein) with an investment interest in the future success of the Company.

  All options granted hereunder shall be nonstatutory stock options.

  2. Definitions. As used herein, the following definitions shall apply:

    (a) "Board" means the Board of Directors of the Company.

    (b) "Code" means the Internal Revenue Code of 1986, as amended.

    (c) "Common Stock" means the Common Stock of the Company.

    (d) "Company" means Novell, Inc., a Delaware corporation.

    (e) "Director" means a member of the Board.

    (f) "Employee" means any person, including officers and Directors, employed by the Company or any Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient in and of itself to constitute "employment" by the Company.

    (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (h) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

      (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

      (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or;

      (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

    (i) "Inside Director" means a Director who is an Employee.

    (j) "Option" means a stock option granted pursuant to the Plan.

    (k) "Optioned Stock" means the Common Stock subject to an Option.

    (l) "Optionee" means a Director who holds an Option.

    (m) "Outside Director" means a Director who is not an Employee.

    (n) "Plan" means this Stock Option Plan for Non-Employee Directors, as amended January 12, 1996.

    (o) "Prior Option" means an Option that is outstanding on April 10, 1996, but excluding Option grants that are effective as of that date.

    (p) "Retirement" means termination of an Optionee's status as a Director at or after age seventy (70) other than upon the Optionee's death or total and permanent disability (as defined in Section 22(e)(3) of the Code).

    (q) "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

    (r) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

  3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 1,500,000 Shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock.

  If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

  4. Administration and Grants of Options under the Plan.

  (a) Procedure for Grants. The provisions set forth in this Section 4(a) shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All grants of Options to Outside Directors under this Plan shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

    (i) No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

    (ii) Each person who first becomes an Outside Director on or after April 10, 1996 shall be automatically granted an option to purchase 30,000 Shares, as adjusted in accordance with Section 10 (the "Initial Option"), on the date such person first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive an Initial Option.

    (iii) Effective with the annual meeting of the Company's shareholders on April 10, 1996 and on the date of each subsequent annual meeting of the Company's shareholders during the term of this Plan, each Outside Director shall be automatically granted an Option to purchase 15,000 Shares (an "Annual Option") provided he or she is then an Outside Director; provided, however, that (A) no Annual Option shall be granted to an Outside Director who received an Initial Option in the preceding nine months; and (B) an Outside Director with a Prior Option to purchase 72,000 Shares shall be ineligible to receive an Annual Option pursuant to this subsection (iii) unless such Prior Option was granted at least two years prior to the applicable Annual Option grant date.

    (iv) Notwithstanding the foregoing, the Option grants described in subsections (ii) and (iii) hereof shall be subject to and conditioned upon shareholder approval of the Plan amendments adopted by the Board in January 1996.

    (v) The terms of an Initial Option granted hereunder shall be as follows:

      (A) the term of the Initial Option shall be ten (10) years.

      (B) the Initial Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

      (C) the exercise price per Share shall equal the Fair Market Value per Share determined as of the date of grant of the Initial Option.

      (D) subject to Sections 8(d) and 10 hereof, the Initial Option shall become exercisable as to twenty-five percent (25%) of the Shares subject to the Initial Option on each anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

    (vi) The terms of the Annual Option granted hereunder shall be as follows:

      (A) the term of the Annual Option shall be ten (10) years.

      (B) the Annual Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Sections 8 and 10 hereof.

      (C) the exercise price per Share shall equal the Fair Market Value per Share determined as of the date of grant of the Annual Option.

      (D) subject to Sections 8(d) and 10 hereof, the Annual Option shall become exercisable as to fifty percent (50%) of the Shares subject to the Annual Option on each anniversary of its date of grant, provided that the Optionee continues to serve as a Director on such dates.

    (vii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant shall be granted under Options to the Outside Directors on a pro rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the shareholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

  (b) Prior Options. Notwithstanding the foregoing, subject to Section 10 hereof, Prior Options shall become exercisable in three (3) equal installments of a whole number of Shares on the first, second and third anniversaries of the date of grant of such Prior Options, provided that the Optionee continues to serve as a Director on such dates.

  5. Eligibility. Options may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in
Section 4 hereof.

  The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate the Director's relationship with the Company at any time.

  6. Term of Plan. The Plan was adopted by the Board and approved by the shareholders of the Company in 1989. In 1992, the Plan was amended by the Board which amendments were approved by shareholders of the Company on March 5, 1992. Subject to shareholder approval of the Plan amendments adopted by the Board in January 1996, the term of the Plan shall terminate on April 9, 2003, unless sooner terminated under Section 11 of the Plan.

  7. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall consist of (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (v) any combination of the foregoing methods of payment.

  8. Exercise of Option.

  (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 4 hereof.

  An Option may not be exercised for a fraction of a Share.

  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 7 of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

  Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

  (b) Rule 16b-3. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act or any successor thereto and shall contain such additional conditions or restrictions as may be required thereunder to qualify Plan transactions, and other transactions by Outside Directors that otherwise could be matched with Plan transactions, for the maximum exemption from Section 16 of the Exchange Act.

  (c) Termination of Continuous Status as a Director. Subject to Section 10 hereof, in the event an Optionee's status as a Director terminates (other than upon the Optionee's Retirement as provided in Section 8(d) below or upon the Optionee's death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), the Optionee may exercise his or her Option, but only within six (6) months (thirty (30) days in the case of a Prior Option) following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

  (d) Retirement of Optionee. In the Optionee's status as a Director terminates as a result of Retirement, the Optionee's Options (excluding any Prior Options) shall become fully exercisable, including as to Shares for which the Options would not otherwise be exercisable. Such Options shall remain exercisable for a period of twelve (12) months following the date of such termination (but in no event later than the expiration of its ten (10) year term. To the extent that the Optionee does not exercise any such Option within the time specified herein, the Option shall terminate.

  (e) Disability of Optionee. In the event Optionee's status as a Director terminates as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may exercise his or her Option, but only within twelve (12) months (ninety (90) days in the case of a Prior Option) following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

  (f) Death of Optionee. In the event of an Optionee's death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within twelve (12) months (ninety
(90) days in the case of a Prior Option) following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of death, and to the extent that the Optionee's estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

  9. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

  10. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

  (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant provisions of Section 4 hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

  (b) Changes in Control. In the event of a change in control (hereinafter defined) of the Company, an Optionee's Options will become exercisable in full if, within one year of such change in control, such Optionee ceases for any reason to be a Director. A change in control will be deemed to have occurred if
(i) there is consummated (X) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares are converted into cash, securities or other property, other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (Y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")) becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of, or commences a tender offer for, 30% or more of the outstanding Shares. Any exercise of an Option permitted in the event of a change of control must be made within thirty (30) days of the related Optionee's termination as a Director.

  (c) Company Reorganizations. In the event that the Company is to be dissolved or liquidated, or the Company is a party to a merger or consolidation with another corporation in which the Company will not be the surviving entity or in which the outstanding Shares will be converted into cash, securities or other property, or in the event that the Company is a party to a reorganization, then upon exercise of the Options, the holder thereof shall be entitled only to receive for the exercise price per share thereof the amount of cash, securities or other property into or for which one Share was converted or exchanged multiplied by the number of Shares subject to such Option.

  11. Amendment and Termination of the Plan.

  (a) Amendment and Termination. Except as set forth in Section 4, the Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

  (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

  12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 4 hereof.

  13. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

  As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

  Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

  14. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

  15. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

  16. Shareholder Approval. The Plan was originally adopted by the Board and approved by the Company's shareholders in 1989. In 1992, the Plan was amended by the Board which amendments were approved by shareholders of the Company on March 5, 1992. The Plan was most recently amended by the Board in January 1996, subject to shareholder approval of such amendments at the April 10, 1996 meeting of shareholders. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law.

                          DIRECTIONS TO NOVELL

     From the Salt Lake Airport follow the signs that direct you to Provo. You will first travel on I-80 East which will take you to I-125 East. Then you will travel along I-215 towards Provo and exit on the South I-15 Exit. You will drive approximately 30 miles on I-15, taking the Lindon Exit which is Exit 276. Turn left or east onto 1600 North in Orem. Continue straight, this takes you through a street light (State Street), about 1/2 mile from the light on the right hand side of the road is Novell, Inc.

     Annual Meeting held in auditorium, Building J.

                     [LOGO OF RECYCLED PAPER APPEARS HERE]

                                 NOVELL, INC.
                           1555 North Technology Way
                                Orem, UT  84057

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert J. Frankenberg, James R. Tolonen and David R. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc. to be held at the Corporate Headquarters, 1555 North Technology Way, Orem, Utah on Wednesday, April 10, 1996, at 2 p.m. local time and at any adjournments thereof, and to vote all shares of Novell, Inc. Common Stock held by the undersigned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR APPROVAL AND RATIFICATION OF THE ADOPTION OF AMENDMENTS TO THE NOVELL, INC. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                          (Continued on reverse side)
-------------------------------------------------------------------------------
1.  ELECTION OF DIRECTORS:
    Vote For            Withhold       (INSTRUCTION: TO WITHHOLD AUTHORITY TO
all nominees listed    Authority                     VOTE FOR ANY INDIVIDUAL
(except as marked)   to vote for all                 NOMINEE, STRIKE A LINE
                                                     THROUGH THE NOMINEE'S NAME
                                                     IN THE LIST BELOW)
                                       Nominees: Robert J. Frankenberg, Alan C.
                                       Ashton, Elaine R. Bond, Hans-Werner
                                       Hector, Jack L. Messman, Larry W.
                                       Sonsini, Ian R. Wilson, and John A. Young

2. APPROVE AND RATIFY the adoption of amendments to the Novell, Inc. Stock Option Plan for Non-employee Directors, including an increase in the shares reserved for issuance thereunder from 800,000 to 1,500,000 shares.

    Vote For                        Vote Against                       Abstain

3. IN THEIR DISCRETION to act upon such other business as may properly come before the meeting or any adjournments thereof.

    Authorization granted:             Authorization withheld

                                       Dated:                         1996
                                             -------------------------

                                       -----------------------------------
                                            Signature of Shareholder(s)

                                       -----------------------------------
                                            Signature of Shareholder(s)

                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.